UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2009

 SMARTPAY EXPRESS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-120967
(Commission File Number)

20-1204606
(I.R.S. Employer Identification No.)

Room 1701, 17/F, Henan Building
90 Jaffee Road, Wanchai
Hong Kong SAR of the People’s Republic of China
(Address of Principal Executive Offices) (Zip Code)

011-852-6873-0043
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

This Current Report on Form 8-K is filed by SmartPay Express, Inc., a Nevada corporation (the "Registrant"or the "Company"), in connection with the items described below.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 30, 2009, Ms. Tang Ping was elected as a member of the Board of Directors of the Company.

Effective March 31, 2009, the Board of Directors of the Company accepted the resignation of Mr. Benny Lee as an officer and director of the Company.

Mr. Benny Lee resigned as an officer and director of the Company for personal reasons, and not because of any disagreement with the Company concerning its operations, policies or procedures. Mr. Benny Lee will continue to assist the Company in a consulting capacity.

Because Mr. Benny Lee resigned as an officer and director of the Company, Ms. Ping Tang was appointed as President, Chief Executive Officer and secretary of the Company; and Mr. Zhen Wang was appointed as interim Chief Financial Officer of the Company.

Ms. Ping Tang, age 55, has been the general manager of Foshan Chigo Educationl Technology Equipment Co., Ltd since June 2003. From July 1998 to May 2003, she was the manager of Guangzhou Huaqiao Sugar Factory. From May 1978 to June 1998, she was the director of Yian Sugar Factory in Yian, Heilongjiang province in China.

Mr. Zhen Wang, age 30, has been the financial controller of Foshan Wanzhi Electronic Technology Co., Ltd. since April 2007. From October 2006 to April 2007, he worked in the internal audit team at Guangdong Chigo Air-conditioning Co. Ltd. From January 2004 to July 2006, he worked in the internal audit team at Guangdong Apollo Group. From July 2002 to December 2003, he was an accountant at Ganshu Qisheng Public Accountants Co., Ltd, an auditing firm that provides auditing related services for mainland China companies that go public in China. Mr. Wang is a certified public accountant in China, he graduated from Lanzhou University with a B.S. degree in accounting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Smartpay Express, Inc.

Date: April 3, 2009	By:	/s/ Ping Tang
Ping Tang
Chief Executive Officer